Exhibit (7)(g)

UBS MONEY SERIES

March 28, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: James M. Newland, Vice President

            Re:  UBS MONEY SERIES (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established five new series of shares to be known as UBS SELECT GOVERNMENT PREFERRED FUND, UBS SELECT GOVERNMENT INSTITUTIONAL FUND, UBS SELECT GOVERNMENT INVESTOR FUND, UBS SELECT GOVERNMENT CAPITAL FUND and UBS RMA GOVERNMENT MONEY MARKET FUND, respectively (the “Portfolios”).

In accordance with Section 17, the Additional Funds provision, of the Custodian Contract dated as of February 1, 2000, as amended, modified, or supplemented from time to time (the “Agreement”), by and between the Fund and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

UBS MONEY SERIES

         on behalf of:

         UBS SELECT GOVERNMENT PREFERRED  FUND

         UBS SELECT GOVERNMENT INSTITUTIONAL  FUND

         UBS SELECT GOVERNMENT INVESTOR  FUND

         UBS SELECT GOVERNMENT CAPITAL  FUND

         UBS RMA GOVERNMENT MONEY MARKET  FUND

By:
Name:
Title: , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:	, Duly Authorized

Effective Date: March 28, 2016